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
                                                                                                        Exhibit 12.3

                                                               XTRA, Inc.
                                 STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 ------------------------------------------------------------------
                                                         (Thousands of dollars)


                                                                                                         Six Months
                                                        Fiscal Year Ended September 30,                Ended March 31,
                                         ------------------------------------------------------       -----------------
                                         1989          1990         1991         1992      1993        1993        1994
                                         ----          ----         ----         ----      ----        ----        ----

         EARNINGS
         Income (loss) from
          operations before
          provision for income
          taxes                         $ 19,640     $ (11,879)    $ 28,056     $ 44,280   $ 72,360    $ 33,452    $ 47,866
                                        --------     ---------     --------     --------   --------    --------    --------
         Add:  Fixed charges              43,722        44,634       35,261       25,546     43,997      23,401      18,498
                                        --------     ---------     --------     --------   --------    --------    --------
                                        $ 63,362      $ 32,755     $ 63,317     $ 69,826   $116,357    $ 56,853    $ 66,364
                                        ========     =========     ========     ========   ========    ========    ========
         FIXED CHARGES
          Interest expense              $ 38,225      $ 39,401     $ 30,516     $ 21,129   $ 38,815    $ 20,908    $ 16,739
          Interest portion
           of rent expense                 5,497         5,233        4,745        4,417      5,182       2,493       1,759
                                        --------     ---------     --------     --------   --------    --------    --------
                                        $ 43,722      $ 44,634     $ 35,261     $ 25,546   $ 43,997    $ 23,401    $ 18,498
                                        ========     =========     ========     ========   ========    ========    ========

         Ratio of Earnings
          to Fixed Charges                   1.4x          0.7x         1.8x         2.7x       2.6x        2.4x        3.6x
                                        ========     =========     ========     ========   ========    ========    ========

        Note: For purposes of computing the ratio of earnings to fixed charges, "earnings" represents income (loss) from operations before taxes plus fixed charges.  "Fixed charges" for operations consist of interest on indebtedness and the portion of rental expense which represents interest.

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